Exhibit 10.1

MINORITY STOCK PURCHASE AGREEMENT

BY AND BETWEEN

LEVITON MANUFACTURING CO., INC.

AND

THOMAS & BETTS CORPORATION

DATED AS OF JUNE 24, 2008

MINORITY STOCK PURCHASE AGREEMENT

THIS MINORITY STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of June 24, 2008 by and between Leviton Manufacturing Co., Inc, a Delaware corporation (the “Company”), and Thomas & Betts Corporation, a Tennessee corporation (“Seller”).

RECITALS

WHEREAS, Seller owns directly, beneficially and of record (i) 142 shares of Class A common stock, par value $1.00 per share, of the Company (the “Class A Common Stock”), (ii) 2,044.50 shares of Class B common stock, par value $1.00 per share, of the Company (the “Class B Common Stock”), and (iii) 3,330 shares of preferred stock, par value $100 per share, of the Company (the “Preferred Stock”).  The shares of Class A Common Stock, Class B Common Stock and Preferred Stock owned by Seller shall be referred to herein as the “Company Shares”.

WHEREAS, Seller owns directly, beneficially and of record 11 shares of common stock, without nominal or par value per share, of Electro Porcelain Co. Ltd. (the “Electro Shares”), a company incorporated under the law of the Province of Ontario, Canada.

WHEREAS, Seller owns directly, beneficially and of record 10 shares of common stock, without nominal or par value per share, of Deal Electric Corp. (the “Deal Electric Shares”), a New York corporation.

WHEREAS, the Company desires to acquire the Company Shares, the Electro Shares and the Deal Electric Shares from Seller, and Seller desires to sell the Company Shares, the Electro Shares and the Deal Electric Shares to the Company, all upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement and for other valuable consideration the Company and Seller agree as follows:

Article I.
TERMS OF THE SALE

  1.01  Definitions.

Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 5.13.

  1.02  Sale and Purchase of the Company Shares, the Electro Shares and the Deal Electric Shares.

Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to the Company, and the Company shall purchase and acquire from Seller, the Company Shares, the Electro Shares and the Deal Electric Shares, free and clear of any Encumbrance (as defined in Section 2.05 below), for an aggregate purchase price of Three Hundred Million Dollars ($300,000,000) (the “Purchase Price”).

  1.03  The Closing.

The closing of the purchase and sale of the Company Shares, the Electro Shares and the Deal Electric Shares (the “Closing”) shall be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY, at 10:00 A.M. (New York City time) on the date hereof (the “Closing Date”), or at such other place or at such other time or on such other date as Seller and the Company mutually may agree in writing.  At the Closing, (i) the Company shall deliver to Seller an amount equal to the Purchase Price in immediately available funds to a bank account designated in writing by Seller to the Company prior to the date hereof and (ii) Seller shall deliver to the Company certificates representing the Company Shares, the Electro Shares and the Deal Electric Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

  1.04  Contingent Payment.

(a)  If at any time on or before the third anniversary of the Closing Date (the “Three Year Period”), (i) the Company or any Shareholder shall Transfer, or enter into an agreement with respect to the Transfer, of any Common Stock Equivalents, at a Price Per Share greater than the Base Price, or (ii) the Company shall sell all or substantially all of the assets of the Company at a value that implies a Price Per Share greater than the Base Price, the Company shall pay to Seller, concurrently with the closing of such transaction, an amount in cash in immediately available funds equal to the product of (x) the excess, if any, of the Price Per Share over the Base Price, multiplied by (y) the number of shares of Common Stock underlying the Common Stock Equivalents Transferred in such transaction, multiplied further by (z) the Pro Rata Percentage.

(b)  In the case of any Transfer of Common Stock Equivalents of the Company in exchange for Common Stock Equivalents of any other Person, the provisions of Section 1.04(a) shall apply to both the initial Transfer and to any subsequent Transfer by a Shareholder during the Three Year Period of the Common Stock Equivalents of such other Person that are received in the initial Transfer; provided, that the Price Per Share received by Seller with respect to any subsequent Transfer shall be reduced by the Price Per Share previously received by it in connection with each prior Transfer.

(c)  The Consideration shall be determined as of the date of the execution of a definitive agreement in connection with such Transfer (the “Transfer Signing Date”), in the manner set forth below:

           (i)  to the extent the Consideration consists of cash or cash equivalents, the value of the Consideration shall be deemed to be the amount of cash or the value of the cash equivalents so received;

          (ii)  to the extent the Consideration consists of securities listed or admitted to trading on the New York Stock Exchange, Nasdaq Global Market, or any other principal national securities exchange (“Publicly Traded Securities”), the value of the Consideration shall be deemed to be the average of the daily closing prices per share of such security for the thirty (30) consecutive trading days immediately prior to, but not including, the Transfer Signing Date;

         (iii)  to the extent the Consideration consists of property other than cash, cash equivalents or Publicly Traded Securities, prior to the anticipated closing date of the Transfer (which may include any date prior to the anticipated Transfer Signing Date), the Company shall prepare and deliver to Seller a statement reflecting a good faith estimate of the value of the property to be received in the Transfer (the “Estimated Property Value Statement”) (the amount of the Estimated Property Value set forth on such statement, “Estimated Property Value”) and any additional information relating thereto reasonably requested by Seller.  Within fifteen (15) days after the receipt by Seller of the Estimated Property Value Statement, Seller shall deliver, or cause to be delivered, a written notice to the Company of any dispute Seller has with respect to the Company’s computation of the Estimated Property Value (the “Seller’s Objection”), specifying the nature and amount of such dispute.  If no such Seller’s Objection is delivered to the Company within the aforementioned time period, Seller shall be deemed to agree with the amount set forth therein.  If a Seller’s Objection is properly delivered, the Company and Seller shall negotiate in good faith to resolve such dispute.  If Seller and the Company, notwithstanding such good faith effort, fail to resolve such dispute within ten (10) days after delivery of the Seller’s Objection, then by the end of such ten (10) day period, Seller and the Company shall each engage an investment banking firm of national reputation and the value of such property shall be made by agreement of the two investment banking firms.  If such investment banking firms are unable to agree within fifteen (15) days following their appointment on the value of such property, its value shall be determined by a third investment banking firm selected by the first two investment banking firms, and the determination of such third investment banking firm shall be final and binding upon the Company and Seller.  The Company and Seller shall use their commercially reasonable efforts to cause the third investment banking firm to render its decision within ten (10) days following the submission thereof.  The costs of such third investment banking firm shall be borne equally by the Company and Seller.

(d)  Notwithstanding the foregoing, the provision of this Section 1.04 shall not apply to (i) Transfers between or among Family, Shareholders and their Affiliates (as defined in Section 5.13 below); (ii) issuances by the Company of Common Stock Equivalents (A) to executive officers of the Company in connection with his or her employment with the Company or its Affiliates; or (B) in connection with any bona fide debt financing transaction by the Company, provided that the aggregate number of Common Stock Equivalents issued pursuant to clause (ii) shall not exceed 10% of the Company’s outstanding Common Stock Equivalents; or (iii) the sale of American Insulated Wire Corporation.

  1.05  Releases.

(a)  Upon payment in full of the Purchase Price and the delivery of the Company Shares, the Electro Shares, and the Deal Electric Shares in accordance with the terms set forth in Section 1.01 of this Agreement, the following mutual releases (the "Releases") shall take effect:  In consideration of the foregoing purchase and sale, each of the Company and its Affiliates, for itself, for its predecessors, successors, heirs, and assigns, and for any of its or their respective present and former officers, directors, stockholders, managers, members, partners, employees, agents, servants, associates, and representatives, hereby releases Seller and its Affiliates, predecessors, successors, heirs, and assigns, and its or their respective present and former officers, directors, stockholders, managers, members, partners, employees, agents, servants, associates, and representatives, and each of Seller and its Affiliates, for itself, for its predecessors, successors, heirs, and assigns, and for its or their respective present and former officers, directors, stockholders, managers, members, partners, employees, agents, servants, associates, and representatives, hereby releases the Company and its Affiliates, predecessors, successors, heirs, and assigns, and its or their respective present and former officers, directors, stockholders, managers, members, partners, employees, agents, servants, associates, and representatives, in each case from any and all claims, causes of action, proceedings, judgments, suits, and demands, whether in law or in equity, and whether based on any federal law, state law, common law right of action, or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of these Releases.  For the avoidance of doubt, and without in any way limiting the generality of the preceding sentence, the Releases shall include the release of any obligations of the Company and its Affiliates pursuant to the Order dated February 7, 1996 (the "Order") in the action captioned Thomas & Betts Corporation v. Leviton Manufacturing Co., Inc. in the Delaware Court of Chancery.

(b)  Seller shall execute and deliver such further instruments and take such further actions as the Company may reasonably request in connection with any efforts the Company may undertake to obtain the vacation of the Order.

(c)  Nothing in this Agreement shall preclude any action to enforce this Agreement.

Article II.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to the Company as follows:

  2.01  Existence and Power.

Seller is duly organized, validly existing and in good standing under the governing laws of Tennessee, and has the requisite powers and all material governmental licenses, authorizations, consents and approvals required to complete the transactions contemplated by this Agreement.

  2.02  Authorization.

The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby are within Seller’s power and authority, and have been duly authorized by all necessary action on the part of Seller.  This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

  2.03  Governmental Authorization.

The execution, delivery and performance of this Agreement by Seller requires no action by or in respect of, or filing with, any United States federal, state, or local, or non-United States government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization, or any court, tribunal or judicial or arbitral body (each, a “Government Authority”).

  2.04  Non-Contravention.

The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (i) contravene, violate or conflict with the articles of incorporation or bylaws or equivalent organizational documents of Seller; (ii) contravene, violate or conflict with any provision of any federal, state or local statue, law, regulation, judgment, injunction, order or decree (“Law”) binding upon or applicable to the Company Shares, the Electro Shares, the Deal Electric Shares, or Seller; (iii) require the consent of any beneficiary on whose behalf Seller holds the Company Shares, the Electro Shares or the Deal Electric Shares, or any other third party, whether pursuant to the terms of the governing documents for Seller or otherwise; (iv) constitute a breach or default under or give rise to any right of termination, cancellation or acceleration of any right or obligations of any person or to a loss of any benefit to which Seller is entitled under any provision of any agreement, contract, license, permit or other instrument binding upon Seller or by which any of the properties, assets or rights of Seller or the Company Shares, the Electro Shares or the Deal Electric Shares are or may be bound; or (v) result in the creation or imposition of any lien, security interest, charge or encumbrance on any asset of Seller or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Company Shares, the Electro Shares or the Deal Electric Shares.

  2.05  The Company Shares; the Electro Shares; the Deal Electric Shares.

(a)  Seller has good and marketable title to, and is the record and beneficial owner of the Company Shares, the Electro Shares and the Deal Electric Shares.  At the Closing, upon delivery to the Company of certificates for the Company Shares, the Electro Shares and the Deal Electric Shares and the Company’s payment of the Purchase Price, the Company shall acquire good, valid and marketable title to, and all right, title and interest in and to, the Company Shares, the Electro Shares and the Deal Electric Shares, free and clear of any charge, limitation, condition, lien, security interest, adverse claim, mortgage, pledge, restriction, encumbrance or defect of title of any kind (collectively, “Encumbrances”).  Other than the Company Shares, the Electro Shares and the Deal Electric Shares, neither Seller nor any of its Affiliates, owns, directly or indirectly, any other interests in the Company or any Affiliate of the Company.

(b)  In connection with the execution and performance of this Agreement, Seller has not relied upon any information or representations made or furnished by or on behalf of the Company, except as expressly set forth in this Agreement.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Seller as follows:

  3.01  Organization and Existence.

The Company is duly organized, validly existing and in good standing under the governing laws of the State of Delaware, and has the requisite powers and all material governmental licenses, authorizations, consents and approvals required to complete the transactions contemplated by this Agreement.

  3.02  Authorization.

The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby are within the Company’s power and authority, and have been duly authorized by all necessary action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

  3.03  Governmental Authorization.

The execution, delivery and performance of this Agreement by the Company require no action by or in respect of, or filing with, any Government Authority.

  3.04  Non-Contravention.

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, violate or conflict with the articles of incorporation or bylaws or equivalent organizational documents of the Company; (ii) contravene, violate or conflict with any provision of any Law binding upon or applicable to the Company; (iii) require the consent of any third party, whether pursuant to the terms of the governing documents for the Company or otherwise; or (iv) constitute a breach or default under or give rise to any right of termination, cancellation or acceleration of any right or obligations of any person or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract, license, permit or other instrument binding upon the Company or by which any of the properties, assets or rights of the Company are or may be bound.

  3.05  Capitalization.

(a)  As of the date hereof, the authorized capital stock of the Company consists of (i) 1,250 shares of Class A Common Stock, of which 603 shares are issued and outstanding on the date hereof, (ii) 60,000 shares of Class B Common Stock, of which 6,902.83 shares are issued and outstanding on the date hereof and (iii) 180,000 shares of Preferred Stock, of which 27,260 shares are issued and outstanding on the date hereof.  The Company has not issued or agreed to issue any (A) shares of capital stock or other equity, ownership or voting interest; (B) securities or instruments convertible into or exchangeable for shares of capital stock or other equity, ownership or voting interests; or (C) Common Stock Equivalents, earnings, profits or revenue-based or equity-based rights.  All of the issued and outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.  There are no outstanding obligations of the Company to issue, sell, transfer, repurchase or redeem any shares of capital stock of the Company, or any securities or shares of capital stock of the Company, or that relate to the holding, voting or disposition thereof.

(b)  Schedule A sets forth a true, complete and correct list of the Shareholders of the Company at the date of this Agreement.  Except for the Seller, each such Shareholder is a member of the Family.

  3.06  Financial Statements.

(a)  The Company has delivered to Seller the audited balance sheet of the Company as of December 31, 2007, and statements of income and retained earnings and a statement of cash flow for calendar year 2007, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively, the “Financial Statements”).

(b)  The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

3.07  No Transfers.

Neither the Company nor, to the knowledge of the Company, any Shareholder, has any present plan, proposal or intention to engage in, or to enter into any agreement with respect to, the Transfer of any Common Stock Equivalents except for transfers between Shareholders.

Article IV.
INDEMNIFICATION

4.01  Survival of Representations, Warranties.

(a)  The representations and warranties of Seller and the Company (other than the Company’s representations and warranties set forth in Section 3.06, which shall not survive the Closing Date) contained in this Agreement and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby shall survive the Closing until the third anniversary of the Closing Date (the “Expiration Date”).

(b)  Neither the Seller nor the Company shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the Expiration Date, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

4.02.  Indemnification by Seller.

Seller shall save, defend, indemnify and hold harmless the Company and its Affiliates (and the respective representatives, successors and assigns of each of the foregoing) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing through trial and all appeals) (hereinafter collectively, “Losses”) asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)  any breach of any representation or warranty made by Seller contained in this Agreement, or on any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby; and

(b)  any breach of any covenant or agreement by Seller contained in this Agreement, or on any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby.

4.03.  Indemnification by the Company.

The Company shall save, defend, indemnify and hold harmless Seller and its Affiliates (and the respective representatives, successors and assigns of each of the foregoing) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(c)  any breach of any representation or warranty made by the Company contained in this Agreement (other than the representations and warranties set forth in Section 3.06), or on any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby; and

(d)  any breach of any covenant or agreement by the Company contained in this Agreement, or on any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby.

4.04.  Procedures.

(e)  In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IV except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(f)  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party unless (i) the Indemnifying Party is also a named party to such Third Party claim and legal counsel to the Indemnified Party determines in good faith that joint representations would be inappropriate due to an ethical conflict or a conflict of interest or (ii) the Indemnifying Party failed to provide reasonable assurance to the Indemnified Party of its financial capacity to competently defend such Third Party Claim and provide indemnification with respect to such Third Party Claim.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, (which consent shall not be unreasonably withheld).

(g)  In the event an Indemnified Party should have a claim against the Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IV except to the extent that the Indemnifying Party is prejudiced by such failure.  The Indemnified Party shall provide reasonable access to personnel and to information, records and documents relating to such matters.

4.05  Sole Remedy.

The right to indemnification under this Article IV, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any party hereto (other than any claims relating to fraud by the other party) for any actual or threatened breach of this Agreement and neither the Company nor Seller shall initiate or maintain any legal action at law or in equity against the other party hereto (other than any claims relating to fraud by the other party) which is directly or indirectly related to any breach or threatened breach of this Agreement on or after the Closing Date.

Article V.
MISCELLANEOUS

5.01  Further Assurances.

Each party hereto shall execute and deliver such further instruments and take such further actions as the other party hereto may reasonably request in order to carry out the intent of this Agreement.

 5.02  Information; Confidentiality.

(a)  Seller hereby acknowledges that after the Closing Date, Seller shall have no right to receive (i) financial information on the Company or any of its Affiliates, (ii) any information with respect to the Company’s operations, or (iii) copies of any audited or unaudited financial statements of the Company or any of its Affiliates.

(b)  For a period of two (2) years following the Closing Date, Seller shall not, and Seller shall cause its Affiliates and the respective representatives of the Seller and its Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as Seller or such Affiliate reasonably determines it is legally obligated to disclose if (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Government Authority; and (ii) to the extent practicable and not otherwise inconsistent with such request, it notifies the Company of the existence, terms and circumstances surrounding such request in order to allow the Company to seek an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

5.03  Notices.

All notices, requests and other communications to any party hereunder shall be in writing signed by or on behalf of the party making the same, will specify the section under this Agreement pursuant to which it is given or made, and will be delivered (a) personally, (b) by facsimile to the number identified below, or (c) by registered or certified United States mail or by any reputable overnight courier service to the address identified below:

If to the Company, to:	Leviton Manufacturing Co., Inc.
59-25 Little Neck Parkway
Little Neck, NY 11362-2591
Fax: (718) 281-6568
Attn: Donald J. Hendler
Attn: Donald Richenthal

With a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Fax: (212) 351-6202
Attn: Barbara L. Becker

If to Seller, to:	Thomas & Betts Corporation
8155 T&B Boulevard, 4D-51
Memphis, TN 38125
Fax: (901) 252-1475
Attn: Jim N. Raines

With a copy to:	Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Fax: (212) 450-3277
Attn: Paul R. Kingsley

or to such other address or number and with such other copies, as such party may hereafter specify for the purpose by notice to the other party.  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified above.

5.04  Amendments; No Waivers.

(a)  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, (i) in the case of an amendment, by the Company and Seller, or (ii) in the case of a waiver, by the party against whom the waiver is to be effective.

(b)  No failure or delay by any party, in exercising any right, power or privilege hereunder, shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

5.05  Expenses.

All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expenses.

5.06  Successors and Assigns.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Company may assign this Agreement to any Affiliate of the Company without the prior consent of Seller; provided, that no assignment shall limit the assignor's obligations hereunder and provided, further, that Section 1.04 of this Agreement shall terminate upon a Change of Control (as defined in Section 5.13 below) of Seller.  The provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

5.07  Governing Law; Forum.

(a)  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to its conflicts of law rules.

(b)  Legal actions or proceedings arising out of this Agreement shall be brought exclusively in the federal courts, or in the absence of federal jurisdiction in state courts, in either case in the Borough of Manhattan, City of New York.  The parties hereto irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  The parties hereto irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

5.08  Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Signatures transmitted by facsimile shall be deemed to be original signatures.

5.09  Entire Agreement.

This Agreement constitutes the entire agreement between the Company and Seller with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Company and Seller with respect to the subject matter of this Agreement.  No other representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.  Neither this Agreement nor any provision hereof is intended to confer upon any person other than the Company and Seller any rights or remedies hereunder.

  5.10  Headings.

The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

  5.11  Public Announcements.

Seller and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and without receiving the other’s written consent thereto (which shall not unreasonably be withheld), except as my be required by applicable Law.  It shall not be unreasonable for the Company to withhold such consent to the extent such refusal is based on non-disclosure of the Company's Confidential Information.

  5.12  Treatment of the Transaction.

After the Closing, Seller’s status as a shareholder of the Company shall be terminated and Seller shall no longer have any rights or obligations as a shareholder of the Company.  Neither Seller nor the Company shall take the position, for U.S. federal, state, or local income tax purposes that (i) the right of Seller to receive the payments described in Section 1.04(a) constitutes an equity interest in the Company or (ii) Seller is a shareholder of the Company.

  5.13  Certain Defined Terms.

For purposes of this Agreement:

“Affiliate” means with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Base Price” means $137,053.28, as such amount shall be adjusted from time to time as appropriate to reflect stock splits, stock dividends, recapitalizations (including any issuance of Common Stock for less than fair value) and other similar events.

“Change of Control” means (i) a merger or consolidation of Seller with, or an acquisition of Seller or all or substantially all of its assets by, any other entity, other than a merger, consolidation or acquisition in which the individuals who constitute a majority of the members of Seller’s board of directors immediately prior to such transaction continue to constitute a majority of the board of directors of the surviving corporation (or, in the case of an acquisition involving a holding company, constitute a majority of the board of directors of the holding company) following the closing of such transaction; (ii) when any Person or entity or group of Persons or entities (other than any trustee or other fiduciary holding securities under an employee benefit plan of Seller or any one or more of the present stockholders of Seller or their Affiliates) either related or acting in concert becomes after the date hereof the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of Seller representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of Seller; or (iii) a complete liquidation of Seller or a sale or disposition of all or substantially all of its assets.

“Common Stock” means (i) the Class A Common Stock, (ii) the Class B Common Stock, (iii) any other class or series of common stock of, or other common equity interest in, the Company, voting or nonvoting, with or without par value, hereafter created, and (iv) any common stock of, or other common equity interest in, any other Person received by any Shareholder in exchange for Common Stock Equivalents of the Company, whether by merger, consolidation, share exchange or otherwise.

“Common Stock Equivalent” means (i) any shares of Common Stock, (ii) any securities convertible into or exchangeable for Common Stock, or (iii) any options or other rights to acquire Common Stock or securities convertible into or exchangeable for Common Stock.

“Confidential Information” means all documents, information and data furnished to Seller by or on behalf of the Company, including any documents furnished by any of the Company’s advisors, relating to the Company or its Affiliates (other than information that is or becomes available to the public other than as a result of a breach of Section 5.02 of this Agreement).

“Consideration” means the product of the Price Per Share received or to be received by the Company or any Shareholder in a Transfer, multiplied by the number of Common Stock Equivalents Transferred in such transaction.

“Family” means Shirley and Harold Leviton, their three daughters, grandchildren, great-grandchildren and all other issue, including spouses of all of the aforementioned, and any trusts, estates or partnerships (including limited partnerships or limited liability companies) in which any of them have a beneficial interest.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person, trust, association or entity.

“Price Per Share” means the price per share received by the Company or any Shareholder in a Transfer, including any amounts to be received on exercise of any option or other right to acquire Common Stock included in such transaction but net of any expenses incurred by the Company or any Shareholder in connection with such Transfer.

“Pro Rata Percentage” means the percentage of outstanding Common Stock of the Company owned by Seller as of the date hereof.  For the avoidance of doubt, it is hereby agreed that Seller’s Pro Rata Percentage as of the date hereof means 29.131%.

“Shareholder” means each existing shareholder of the Company as named on Schedule A and any successor thereto that is a member of the Family.

“Transfer” means the consummation of any issuance or sale by the Company, or any sale, transfer or other disposition by any Shareholder, of Common Stock Equivalents, directly or indirectly, whether in a private transaction, in the pubic markets, by operation of Law, or otherwise.  “Transfer” when used as a verb shall have a correlative meaning.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Company and Seller as of the day and year first above written.

COMPANY:

LEVITON MANUFACTURING CO., INC.

By:
Name:
Title:

SELLER:

THOMAS & BETTS CORPORATION

By:
Name:
Title:

Signature page for Minority Stock Purchase Agreement

SCHEDULE A

NAMES OF COMPANY SHAREHOLDERS

Marital Trust f/b/o Shirley Leviton

Shirley Leviton

Shirley Leviton 2007 GRAT f/b/o A. Hendler

Shirley Leviton 2007 GRAT f/b/o E. Kriegman

Shirley Leviton 2008 GRAT f/b/o A. Hendler

Shirley Leviton 2008 GRAT f/b/o E. Kriegman

Leviton Family Associates LP

Leviton Family Associates LP #2

Sokolow Family Associates LP

Patricia Sokolow

Patricia Sokolow 2008 GRAT

Patricia Sokolow A/C/F Amanda Sokolow

Stephen Sokolow

Scott L. Sokolow

L. Pamela Sokolow Randall

Lee S. Larizadeh

Jacqueline S. Wachsman

Jacqueline S. Wachsman A/C/F Alec J. Wachsman

Hendler Family Associates LP

Adrienne Hendler

Adrienne Hendler 2008 GRAT

Donald Hendler

Sarah Hendler

Ian Hendler

Ian Hendler A/C/F Julian Hendler

Noah Hendler

Noah Hendler A/C/F  Hazel E. Hendler

Kriegman Family Associates LP

Elizabeth Kriegman

Elizabeth Kriegman 2008 GRAT

Andrew Kriegman

Elizabeth Kriegman A/C/F Katherine Kriegman

Elizabeth Kriegman A/C/F Samuel L. Kriegman

Elizabeth Kriegman A/C/F Rebecca Kriegman

Thomas & Betts Corporation